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                       UNITED ASSET MANAGEMENT CORPORATION
                         PROFIT SHARING AND 401(k) PLAN

                                SECOND AMENDMENT


     WHEREAS, United Asset Management Corporation (hereinafter referred to as "Company") adopted the United Asset Management Corporation Profit Sharing and 401(k) Plan (hereinafter referred to as the "Plan") effective as of January 1, 1989 and restated effective January 1, 1990, to provide retirement benefits for certain employees of the Company and its subsidiaries; and

     WHEREAS, in accordance with Article 11, the Company wishes to amend the Plan;

     NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 1993, unless otherwise indicated, as follows:
1. Section 4.1 is hereby amended by adding the following new Paragraph at the end of the Section:

          Employer contributions made for a Plan Year before December 31 of that Year shall not share in gains or losses incurred prior to allocation as of December 31. Such gains and losses shall be allocated pursuant to paragraph (e) of Section 5.6 as net earnings or losses of the fund or funds in which the contributions have been invested pending allocation.

2. Section 5.6 is hereby corrected by deleting the words "but after adjustment in accordance with the previous paragraphs of this Section 5.6" from the final Sentence of Paragraph (e) of Section 5.6. Such correction shall be effective as of the date that said Paragraph (e) was first included in Section 5.6.

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3.   Section 5.7 is hereby amended by adding after the first Sentence of the
Section the following:

          Notwithstanding the preceding, a Participant shall be permitted to have all or any portion of the Participant's interest in an investment fund (except the Loan Fund) transferred to any other investment fund offered under the Plan (except the Loan Fund) on any business day that the New York Stock Exchange is open for trading, provided that the managers of both the transferor and transferee investment funds have notified the Committee in writing that they will make and accept such a transfer on behalf of the Participant, and both the transferor and transferee investment funds are valued daily. Any such transfer election by a Participant may be transmitted directly to the managers of the transferor and transferee funds by the Participant in accordance with rules and procedures established by the managers and approved by the Committee.

4. Section 7.5 is hereby amended by inserting in the sixth line of Paragraph Two, after the phrase "as witnessed by a notary public . . ." the following:

          * * * or by a member or designee of the Committee * * *

5. Section 9.3 of the plan is hereby corrected by inserting a period after the word "final" as appearing in the sixth line of Paragraph One, and by capitalizing the word "specifically" as appearing in the sixth line of Paragraph One, so that the corrected language appears as follows:

          ***final.  Specifically, ***

     Except as specifically amended hereby, the Plan is hereby reaffirmed in all respects.


                                       -2-

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     Signed as a sealed Massachusetts Instrument effective as of the date stated
above.

                                             UNITED ASSET MANAGEMENT CORPORATION


                                             By:
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                                                William H. Park,
                                                Senior Vice President

Date:
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